Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL ANNOUNCES AGREEMENT TO SELL
DARBY PEAKING GENERATION SITE

Sale to Generate $102 Million in Cash

DAYTON, Ohio, November 29, 2006 – DPL Inc. (NYSE: DPL) today announced that its subsidiary, DPL Energy, LLC, has reached an agreement to sell its Darby Station peaking generation facility located near Mt. Sterling, Ohio for $102 million in cash to Columbus Southern Power, a utility subsidiary of American Electric Power (AEP).

Darby Station consists of six natural gas peaking units with an approximate summer capacity of 450 megawatts.  Darby Station is located 20 miles southwest of Columbus, Ohio.  The units became operational at various times during 2001 and 2002 and were completed at an approximate cost of $190 million.  The net book value of the units is approximately $155 million.

“This sale is a significant step toward completing the review of our generation portfolio mix and more closely aligning our generation assets with our energy requirements,” stated Paul Barbas, DPL President and Chief Executive Officer.

The cash proceeds will be used for general corporate purposes, including debt reduction and the funding of DPL’s environmental investment program.  The transaction is expected to close in the first half of 2007 and is subject to standard closing conditions.

DPL previously announced that it was considering bids on three sites totaling 872 megawatts — Darby, Greenville and Montpelier.  A final decision related to the sale or retention of the remaining two sites has not been reached.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.